EXHIBIT 10.5 FAHNESTOCK VINER HOLDINGS INC. FORM 8-K DATED JANUARY 17, 2003 CLEARING AGREEMENT

Date: January 2, 2003

Fahnestock & Co., Inc.
125 Broad Street
New York, NY 10004

Gentlemen:

This will confirm our agreement ("Agreement") under which we ("we", "us", "our" or "Clearing Firm") shall act as clearing broker for the accounts of customers introduced to us by you ("you", "your" or "Introducing Firm") on a fully disclosed basis as introducing broker. For the purpose of the Securities Investors Protection Act ("SIPA"), and the financial responsibility rules of the Securities and Exchange Commission ("SEC") and the Commodity Futures Trading Commission ("CFTC"), your customers shall be treated as customers of Clearing Firm and not of Introducing Firm. Capitalized terms not defined herein shall have the meanings given to them in the Asset Purchase Agreement dated December 9, 2002 ("Asset Purchase Agreement"), between the parties. You and we further agree:

1. Clearing Firm shall:

(a) execute and/or clear and/or settle (hereafter referred to as "clear", "clearing", or other forms of the word "clear" as the context requires) transactions in securities and exchange-traded futures on a fully disclosed basis for you and the accounts of Brokerage Business customers (hereafter collectively referred to as "Customers"), according to orders given to us by you;

(b) monitor and request of Customers (directly or through you as necessary) the following:

(i) timely payment of Customer obligations for purchases, interest and other charges,

(ii) timely delivery of securities sold, and

(iii) the maintenance of sufficient money and securities in Customer accounts required by Federal Reserve Board Regulation T and all other applicable laws, rules and regulations and additional requirements imposed by us, and buy-in or sell-out positions in accounts of Customers who fail to comply with the foregoing;

(c) extend credit for margin purchases in Customer accounts in accordance with applicable laws, rules and regulations and the Clearing Firm’s own credit policies and additional requirements;

transfer securities to and from Customers' accounts, provide for the custody, safeguarding and segregation of Customers' money and securities left with us, including, without limitation, receipt and payment of dividends on Customer securities, and arrange for the receipt and delivery of securities for exchange/tender offers, rights and warrants offerings, redemptions and other similar transactions according to your instructions;

provide custodial services for Individual Retirement Accounts owned by Customers at the same level of service as provided by us to Customers as of the effective date of the Asset Purchase Agreement;

(f) maintain and preserve books, records and reports required by applicable laws, rules and regulations regarding Customers' accounts for brokers having custody of Customers' money and securities, including reports required to be retained and preserved under NYSE Rule 382(e)(2);

(g) issue required confirmations, statements and notices ("Notices") directly to Customers:

(i) on Introducing Firm forms, as may be modified in consultation with you to meet our operational, formatting and production requirements, which contain an appropriate legend reflecting our agreement with Clearing Firm with duplicates thereof to you; or

(ii) at our option, we will prepare and send to Customers daily purchase and sale confirmations and monthly statements of accounts, which shall meet our requirements as to format and quality, and will send duplicates to you. Such confirmations and statements will indicate that the account was introduced by you. Furthermore, all statements shall state that all customer funds and securities are located at Clearing Firm and shall furnish the name of a contact person or department at Clearing Firm with whom the customer may address inquiries;

secure and maintain licenses, registrations, permits, approvals and agreements required under applicable laws, rules and regulations for us to clear securities transactions or engage in any other transaction or business which are to be performed hereunder;

provide Introducing Firm such forms and documents as are
necessary for Introducing Firm to open and maintain accounts in such quantities as necessary;

(j) remit to you on a weekly basis an amount equal to 75% of commissions and fees earned on Customer Accounts less all accrued compensation due to us under Section 4(a) of this Agreement, with the balance due on any earned commissions (including interest participation) earned remitted to you by the 15th of the following calendar month net of other adjustments and offsets provided hereunder;

(k) notify you and the NYSE promptly of any written customer complaint that we receive which relates to your responsibilities, or those of your associated persons, under this Agreement, and notify the complaining customer in writing of the receipt of such complaint and its transmittal to you and the NYSE; and

(l) promptly after the execution of this Agreement and annually thereafter (but only if this Agreement is still in effect), furnish you a list of all exception and other reports that we prepare to assist you in supervising and monitoring your Customer accounts in order to carry out your responsibilities under this Agreement.

2. Limitations on Clearing Firm Responsibilities.

Our obligations under this Agreement, including Section 1 hereof, shall be conditioned on our receipt of proper documentation necessary under applicable laws and regulations to support the opening of accounts, including Customer accounts, on our books. You agree that we are not required to clear any transaction or otherwise perform any services for (i) the accounts of persons other than Customers, (ii) with respect to instruments, products and services not offered to Customers by us as of the effective date of the Asset Purchase Agreement, or (iii) any transaction or class of transaction not specifically referred to in this Agreement, without our consent and unless and until the terms and compensation for such accounts or transactions have been agreed upon in writing between you and us.

3. Introducing Firm shall:

(a) at or before the opening of Customer accounts, at our request, provide us with your completed new account form and any other information or documentation that we may request related to the opening of such account, and inform us of any changes regarding such information;

secure from Customers all agreements, papers and documents reasonably required or requested by us to carry out any of our clearing functions, extend credit to Customers or engage in the borrowing or lending of Customers' securities or other transactions which we may effect, on forms provided by us. We may, without relieving you of your duties hereunder, secure such agreements and documents from Customers directly;

(c) pay then-applicable exchange fees and clearing charges for securities transactions we clear hereunder;

(d) be solely and exclusively responsible for compliance with all applicable Customer suitability, "know your customer" and similar requirements created or imposed under New York Stock Exchange ("NYSE") Rule 405 and other applicable laws, rules and regulations; establish, review, approve and maintain new account files of Customers; establish procedures to supervise your representatives, agents and employees to effect the foregoing; and maintain books and records reasonably reflecting your activities and required under applicable regulatory and self-regulatory laws, rules and regulations as they pertain to you and your activities;

(e) agree that additional rules and regulations that pertain to broker-dealers may apply to this Agreement, and upon our request to adhere to such applicable rules and regulations;

(f) notify Customers in writing of our respective Customer-related responsibilities as required by NYSE Rule 382 and other NYSE Rules;

(g) secure and maintain licenses, registrations, permits, approvals and agreements required under applicable laws, rules and regulations for you or your representatives, agents, and employees to effect any transactions for, or render services to, or for Customers;

(h) secure from your representatives, agents and employees their express written agreement to comply in all respects with "insider trading," anti-manipulation and employee securities transactions policies, procedures and rules that are established and maintained by us;

(i) obtain all necessary authorizations from Customers, including, without limitation, authorization to hypothecate Customer securities and authorizations pursuant to Department of Labor Prohibited Transaction Exemption 79-1 and SEC Rule 11a2-2(T) under the Securities Exchange Act, to permit you and us to act as brokers, exercise and perform our respective rights, duties and obligations hereunder and retain commissions for effecting brokerage transactions;

(j) be solely and exclusively responsible for any investment advice given by you to Customers, and securing all authorizations and agreements necessary to render investment advice or exercise discretionary authority;

(k) direct Customers to make payments of money and deliver securities to us and, if such payments or deliveries are made to you to promptly pay such money or deliver such securities to us within the meaning of SEC or CFTC (to the extent applicable) financial responsibility rules;

(l) accept or reject orders from Customers; provided, however, that we may in our sole and absolute discretion, refuse to execute and clear any transaction introduced by you to us;

(m) accurately transmit orders to us within a time period to be mutually determined by the parties;

(n) negotiate commission charges with Customers; provided, however, in no event shall we be entitled to less than amounts to be paid to us hereunder;

(o) respond to Customer inquiries or complaints and promptly notify us of inquiries or complaints directed to or made against you or us;

(p) be solely and exclusively responsible for payment and or delivery of "when issued" transactions in Customers accounts;

(q) obtain advance written approval from us as to an account for a Customer who comes under any prohibition contained in NYSE Rule 407;

(r) furnish us copies of FOCUS Reports, financial statements for the current fiscal year, the executed Forms X-17a5 (Parts I and IIA) filed with the SEC, any amendments to your SEC Form BD, and any other regulatory or financial reports Clearing Firm may from time to time require, such reports to be provided to us at the time you file such reports with your primary examining authority; and notify us at least ten (10) days in advance of withdrawals that will reduce your net capital below 150% of your regulatory requirement;

(s) prepare, submit, and maintain copies of all reports, records and regulatory filings required of you by any entity that regulates you including, but not limited to, copies of all account agreements and similar documentation obtained pursuant to paragraph 3(e) of this Agreement and any reports and records required to be made or kept under the Currency and Foreign Transactions Reporting Act of 1970, the Money Laundering Act of 1986, the USA PATRIOT Act, and any rules and regulations promulgated pursuant thereto; to the extent that we are required to prepare or submit any reports or records by any entity that regulates us, you shall cooperate in providing us with any information needed in order to prepare such reports or records;

(t) promptly advise us after discovery by you of any alleged errors contained in any Notice sent by us to Customers;

(u) be solely and exclusively responsible for assuring that cash and securities received by us from Customers are genuine and not lost, stolen, forged or counterfeit, and that securities ordered by you to be sold or transferred may be sold or transferred without restriction or that all restrictions on sale or transfer have been complied with;

(v) be solely and exclusively responsible for determining whether any securities held in your or your Customer accounts are restricted or control securities as defined by applicable laws, rules, or regulations, and assuring that orders executed for such securities comply with such laws, rules and regulations;

(w) maintain a Brokers Blanket Bond with the minimum coverage required by the National Association of Securities Dealers, Inc.("NASD");

(x) upon the receipt of the list of reports referenced in Section 1(l) of this Agreement, notify us promptly of those reports that you require to supervise and monitor your Customer accounts; and

(y) give required notice and obtain required approvals of employers in each case in which a customer is an employee of a broker-dealer, a self -regulatory organization, or a financial institution, including but not limited to any accounts that are subject to NYSE Rule 407A.

4. Compensation for Services.

For our services provided pursuant to this Agreement you shall pay us the amount of $7.00 per Customer transaction effected through our ADP system, paid in the manner provided in subparagraph (j) of section 1 of this Agreement.

We agree that you shall be entitled to retain any interest income, Rule 12b-1 fees, rebates, credits or other concessions ("compensation") that were earned by, or allocated or paid to, us with respect to any credit or debit balance in Customer accounts after the effective date of this Agreement. All other compensation earned by, or paid or allocated to, any third party with respect to any Customer account shall continue to be earned by, or paid or allocated to, such third parties. We shall retain all compensation with respect to any accounts that are not part of the Brokerage Business.

5. Representations and Warranties.

Each party represents and warrants to the other party that: (i) it, and each of its officers, directors, and employees engaged in the securities or investment business, is duly registered, qualified, licensed and/or a member in good standing with or of the SEC, NASD, NYSE and the National Futures Association ("NFA"), and each state and/or self-regulatory organization where or on which it conducts business; (ii) it is, and at all times during the term of this Agreement will be, in compliance with applicable net capital, financial responsibility and customer protections rules of the SEC, the CFTC, the NASD, the NYSE and the NFA; (iii) it has all the requisite authority in conformity with all applicable laws and regulations to enter into this Agreement and to engage in the activities and transactions contemplated hereby; and (iv) it shall keep confidential, except as may be required by law, any nonpublic information it may acquire as a result of this Agreement regarding the business, affairs and customers of the other party, which representation and warranty shall survive the life of this Agreement.

6. Termination; Events of Default.

(a) This Agreement shall terminate (i) upon the earlier of (yy) the completion of the Conversion as provided in the Conversion Agreement or (zz) May 31, 2003, or (ii) by mutual written consent of the parties. Notwithstanding the foregoing, this Agreement also shall terminate with respect to Customer accounts as such accounts are Converted as provided in the Conversion Agreement, and we thereafter shall no longer be required to provide any services hereunder with respect to such Converted accounts. We further agree that Customers whose accounts are cleared pursuant to this Agreement shall not be charged any "exit" or termination fees at the time of their Conversion.

(b) Notwithstanding any provision in this Agreement, the following events or occurrences shall constitute an Event of Default under this Agreement:

(i) either the Clearing Firm or the Introducing Firm shall fail to perform or observe any term, covenant or condition to be performed or observed by it hereunder and such failure shall continue to be unremedied for a period of 30 days (10 days in the case of a failure of the Introducing Firm to maintain net capital ratios as required by applicable rules and regulations) after written notice from the non-defaulting party to the defaulting party specifying the failure and demanding that the same be remedied; or

(ii) any representation or warranty made by either the Clearing Firm or the Introducing Firm herein shall prove to be incorrect at any time in any material respect; or

(iii) a receiver, liquidator or trustee of either the Clearing Firm or the Introducing Firm, or of its property, held by either party is appointed by court order and such order remains in effect for more than 30 days; or either the Clearing Firm or the Introducing Firm is adjudicated bankrupt or insolvent; or any of its property is sequestered by court order and such order remains in effect for more than 30 days; or a petition is filed against either the Clearing Firm or the Introducing Firm under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, and is not dismissed within 30 days after such filing; or

(iv) either the Clearing Firm or the Introducing Firm files a petition in voluntary bankruptcy or seeking relief under any provision of any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, or consents to the filing of any petition against it under any such law; or

(v) either the Clearing Firm or the Introducing Firm makes an assignment for the benefit of its creditors, or admits in writing its inability to pay its debts generally as they become due, or consents to the appointment of a receiver, trustee or liquidator of either the Clearing Firm or the Introducing Firm, or of any property held by either party.

(c) Upon the occurrence of any such Event of Default, the non-defaulting party may, at its option, by notice to the defaulting party declare that this Agreement shall be thereby terminated and such termination shall be effective as of the date such notice has been sent or communicated to the defaulting party.

7. Indemnification; Other Terms.

(a) If any claim, action or proceeding ("action") is made by us or brought against us arising out of or related to any transaction we have cleared hereunder or any other action taken or not taken by us under this Agreement, then, except for our willful misconduct or fraud, or gross negligence, you shall indemnify and hold us fully harmless from any and all liabilities, loss, damage and expenses, including reasonable attorneys' fees (collectively "Costs"), incurred or sustained by us resulting from or arising out of any action. If you incur any Costs resulting from or arising out of any action, then, except for our willful misconduct or fraud, or gross negligence, you hereby waive any right to contribution or indemnification from us. Without limiting the foregoing, you agree that you shall hold us fully harmless for any Costs incurred by us arising out of: (i) your violation of any law, rule or regulation of any federal, state or foreign regulatory or self-regulatory authority, including but not limited to the SEC, CFTC, NASD, NYSE and NFA; (ii) your failure to comply with any suitability, "know your customer," identity verification or customer protection requirement to which you are subject, or your obligations as set forth in Section 3 of this Agreement; (iii) the failure of any introduced account to make timely payment for the securities purchased by it or timely and good delivery of securities sold for it, or timely compliance by it with margin or margin maintenance calls, whether or not any margin extensions have been granted by us Firm pursuant to your request; (iv) the nonpayment or return to us unpaid of any check or draft given to us by any introduced accounts; (v) the payment and delivery of all "when issued" or "when distributed" transactions which we may accept, forward or execute for introduced accounts; and (vi) any transaction or action taken or refrained from being taken by us based on instructions or Notices given to us that were fraudulent or not properly authorized.

(b) For extensions of credit by us to Customers in margin accounts or otherwise, we shall charge interest based upon the average broker's call money rate of a group of banks selected by us (our "broker's call rate" calculated with respect to Customer accounts in a manner substantially similar to that in effect as of December 31, 2002) increased pursuant to our normal rate chart.

(c) If a Customer fails to make full and timely payment or delivery for securities purchased or sold, respectively, you shall pay to us the amount of any charges sustained or incurred by us. If use of our funds is involved with respect to computing part of all of such Cost, such use of funds shall be calculated at our broker's call rate for each day or part thereof of such late payment or delivery.

(d) You shall complete, or cause to be completed with all required reviews and approvals, any "Option Compliance" copy of the "Option Approval Form and Agreement." Copies of the Option Approval Form shall be sent to the Customer for signature(s) on a timely basis. You agree that the Customer signed copy will be in the Clearing Firm main office prior to an initial transaction. If documentation is not timely filed with Clearing Firm, you understand and agree that in accordance with regulatory requirements, Clearing Firm shall be required to freeze said Customer account and only accept "liquidating" transactions in options thereafter. It also is understood that if your responsible employees or managers do not qualify for "Registered Options Principal" ("ROP") status under NYSE Rules, we agree, where necessary, to approve option applications on your behalf by an eligible ROP. You agree to indemnify us for any Costs arising out of such approval.

(e) We may, in our sole and absolute discretion, reject any proposed Customer or transaction and terminate any Customer account.

(f) ANY DISPUTE OR CLAIM ARISING OUT OF THIS AGREEMENT SHALL BE SUBMITTED TO ARBITRATION UNDER THE RULES OF THE ARBITRATION COMMITTEE OF THE NYSE, UNLESS THE TRANSACTION WHICH GAVE RISE TO SUCH DISPUTE OR CONTROVERSY WAS EFFECTED ON ANOTHER EXCHANGE OR MARKET WHICH PROVIDES ARBITRATION FACILITIES, IN WHICH CASE IT SHALL BE SETTLED BY ARBITRATION UNDER THE ARBITRATION RULES OF SUCH FACILITIES. THE DECISION OF THE ARBITRATORS SHALL BE BINDING ON THE PARTIES AND ANY JUDGMENT UPON ANY AWARD RENDERED MAY BE ENTERED, AND NEITHER PARTY SHALL OPPOSE SUCH ENTRY, IN A COURT HAVING JURISDICTION HEREOF THAT IS LOCATED IN THE STATE OF NEW YORK. For these purposes and all other purposes under this Agreement, you hereby consent to the jurisdiction of the courts of the State of New York, the federal courts sitting in the State of New York, and the NYSE .

(g) This Agreement shall be governed and construed in accordance with the laws of the State of New York.

(h) Upon your giving an order to us, you shall be deemed to warrant and represent that:

(i) such order is lawful, in compliance with all applicable laws, rules and regulations and within the scope of the authority given to you by your Customer,

(ii) no restrictions or impediments exist with respect to such order, and

(iii) sale orders are for fully registered securities that be sold without restriction. If the securities subject to an order are restricted under the SEC Rule 144 or any other restriction, you shall advise us in advance and be deemed to warrant, represent and agree when placing such order that all necessary agreements, documents and papers have been or will be duly secured and filed by you as required by applicable law to permit such transaction.

(i) Each of us shall make available to the other all appropriate data in its possession necessary for the performance of our respective duties hereunder. All such data shall be kept confidential and shall not be disclosed in any way to any person not employed by us or not an officer, director or member of either of us.

(j) Each of us respectively warrants and represents to the other that there is no contract, agreement or understanding which would prevent such party from entering into or performing and observing the terms of this Agreement and each party further warrants and represents that it is duly registered, licensed or otherwise permitted under the law to enter into and perform all the terms and conditions of this Agreement. Unless approved in writing by us, you warrant and agree that we are your sole clearing agent and that you will maintain no other clearing arrangements during the term of this Agreement. Each party agrees to immediately notify the other of any change in the foregoing.

(k) In the event of a conflict in regulatory requirements, the rules of the NYSE shall take precedence.

(l) In addition to SIPC coverage of $500,000 all introduced Customer accounts shall be covered by excess loss coverage provided to Clearing Firm by Radian Asset Assurance.

(m) The indemnification provisions in this Agreement shall remain operative and in full force and effect, regardless of the termination of this Agreement, and shall survive any such termination.

We shall not be liable for any loss caused, directly or indirectly, by government restrictions, exchange or market ruling, suspension of trading, war, acts of terrorism, strikes or other conditions beyond our control. In the event that any communications network or computer system used by us, whether or not owned by us, is rendered inoperable, we shall not be liable to you or your Customers for any loss, liability, claim, damage or expense resulting, either directly or indirectly, therefrom; provided, however, that we shall use all commercially reasonable efforts to provide such services as reconstituted as quickly as reasonably possible thereafter.

(o) You and we agree that we will reasonably cooperate with each other to identify and resolve in a timely manner any operational, systems or regulatory issues or problems that we may encounter in the course of our providing the services specified in this Agreement, and as necessary agree to any changes or modifications in those services as may reasonably be required by us.

This Agreement sets forth the complete agreement between the parties and any modification or termination of any terms of this clearing agreement must be in writing signed by the parties hereto. If the foregoing correctly sets forth our agreement, kindly sign this letter where provided and return it to us. We will thereupon forward one original thereof to the NYSE for its approval.

This Agreement shall take effect upon approval by the New York Stock Exchange pursuant to its Rule 382.

CIBC WORLD MARKETS CORP.

425 Lexington Avenue

New York, NY 10017

By: "Kathryn A. Casparian

Name:Kathyrn A. Casparian

Title: Managing Director

AGREED AND ACCEPTED:

Fahnestock & Co., Inc.

By: "A.G. Lowenthal"

Name: A.G. Lowenthal

Title: Chairman

Date: